Exhibit 99.1
FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Franklin, Tennessee
615-771-3100
FOR IMMEDIATE RELEASE
MONDAY, DECEMBER 3, 2007
CLARCOR COMPLETES MERGER OF ITS FACET OPERATIONS WITH
PERRY EQUIPMENT CORPORATION
Franklin TN — December 3, 2007 — CLARCOR Inc. (NYSE: CLC) today announced that it has completed its previously-announced acquisition of Perry Equipment Corporation (“Peco”), a privately-owned manufacturer of engineered filtration products and technologies used in a wide array of industries, including oil and natural gas, refining, power generation, petrochemical, food and beverage, electronics, polymers and pulp and paper. Peco is based in Mineral Wells, Texas with operations in Mexico, Canada, U.K., Italy, Romania, Malaysia and China. Peco will be merged with CLARCOR’s Facet operations with its headquarters based in Mineral Wells. Its results will be included as part of CLARCOR’s Industrial/Environmental Filtration segment. The purchase price is approximately $161 million and is expected to be accretive to CLARCOR’s 2008 earnings.
CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC. Further information on CLARCOR is available on the CLARCOR website at www.clarcor.com.
Perry Equipment Corporation is based in Mineral Wells, Texas and is a manufacturer of filtration products and solutions. Further information on the company and its products is available on the Peco website at www.perryequipment.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things, statements and assumptions relating to the expected impact of the referenced acquisition on the Company’s earnings, and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company’s actual results, performance or achievements, or industry results, to differ materially from the Company’s expectations of future results, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements described in this press release, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.